Exhibit 4.2

PLEDGE AND SECURITY AGREEMENT

Dated as of May 22, 2020

by and among

THE GRANTORS REFERRED TO HEREIN

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Notes Collateral Agent

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Article VIII

NOTICES

Section 8.1	Sending Notices	27
Section 8.2	Change in Address for Notices	27

SCHEDULES

Schedule I	Initial Grantors
Schedule IA	UK Grantors
Schedule II	Pledged Collateral
Schedule III	UK Grantor Information

EXHIBITS

Exhibit A	Form of Perfection Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C-1	Form of Trademark Security Agreement
Exhibit C-2	Form of Patent Security Agreement
Exhibit C-3	Form of Copyright Security Agreement

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PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of May 22, 2020, made by and among CUSHMAN & WAKEFIELD U.S. BORROWER, LLC, a Delaware limited liability company (the “Issuer”), DTZ UK GUARANTOR LIMITED, a limited company incorporated under the laws of England and Wales with company number 09187412 (“Holdings”), and other Persons that become party hereto as Grantors (as defined herein) and Wilmington Trust, National Association, solely in its capacity as Notes Collateral Agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Notes Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Indenture, dated as of May 22, 2020 (as amended, modified, supplemented or restated and in effect from time to time, the “Indenture”) by and among the Issuer, Holdings, the Guarantors, Wilmington Trust, National Association, as trustee (together with its successors in such capacity, the “Trustee”) and as Notes Collateral Agent pursuant to which the Issuer is issuing $650 million aggregate principal amount of its 6.750% senior secured notes due 2028 (together with any additional notes issued under the Indenture, the “Notes”);

WHEREAS, it is a condition precedent to the issuance of the Notes that each Grantor executes and delivers this Security Agreement to the Notes Collateral Agent; and

WHEREAS, this Agreement is made by the Grantors in favor of the Notes Collateral Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Secured Obligations.

ACCORDINGLY, in consideration of the above premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Terms Defined in Indenture. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.2    Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Indenture are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3    Terms Generally. The rules of construction and other interpretive provisions specified in Section 1.04 of the Indenture shall apply to this Security Agreement, including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4    Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Applicable Collateral Agent” shall have the meaning as defined in the Pari Passu Intercreditor Agreement.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Notes Collateral Agent.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Companies Act 2006” means the Companies Act 2006 of the United Kingdom.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Office” means the United States Copyright Office of the Library of Congress.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“English Shares” means any Equity Interests of a Note Party organized or incorporated in a jurisdiction in England and Wales.

“English-Share Holder” means any Grantor that directly holds English Shares.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means, collectively, any payroll accounts, any withholding tax and fiduciary accounts, and any escrow accounts holding funds for the benefit of third parties (other than any Note Party), in each case, to the extent solely used for such purpose.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“fair market value” shall have the meaning set forth in the Indenture.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Initial Grantors and each additional Subsidiary Party, Parent Company, and other Person described in Section 7.11 that becomes party to this Security Agreement after the Closing Date.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.17.

“Indemnitees” shall have the meaning set forth in Section 7.17.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all intellectual property and similar proprietary rights now owned or hereafter acquired by such Grantor, including Patents, Copyrights and Trademarks.

“Intellectual Property Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements to which such Grantor grants or obtains any right with respect to any (1) Patents, (2) Copyrights, (3) Trademarks or (4) any other Intellectual Property, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Trademark Security Agreement, Form of Patent Security Agreement and Form of Copyright Security Agreement set forth in Exhibits C1–3 hereto.

“Intercompany Note” means the Intercompany Note, dated as of the August 21, 2018, executed by Holdings, the Issuer and each Restricted Subsidiary of Holdings party thereto.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of Holdings and its

Subsidiaries, taken as a whole, (b) the ability of the Grantors (taken as a whole) to perform their payment obligations under the Notes Documents or (c) the rights and remedies of the Holders or the Notes Collateral Agent under the Notes Documents.

“Notes” shall have the meaning set forth in the preamble hereto.

“Notes Parties” means the Issuer and the Guarantors.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings, as applicable.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions or designs described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means a certificate substantially in the form of Exhibit A completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of Holdings and the Issuer.

“Pledged Collateral” means, collectively, (a) all of the Equity Interests of Restricted Subsidiaries that are Material Subsidiaries directly held by the Issuer or any other Grantor (other than Equity Interests that are Excluded Assets) and all of the Equity Interests of the Issuer and of each Subsidiary Guarantor held by Holdings or any other Grantor, including in each case such Equity Interests not constituting Excluded Assets and described in Schedule II issued by the entities named therein, (b) each promissory note, Tangible Chattel Paper and Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) with a principal amount in excess of $35,000,000 (individually) owed to any Grantor (other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Assets), including those not constituting Excluded Assets and described in Schedule II and issued by the entities named therein, in each case with respect to clauses (a) and (b) above, as such Schedule may be amended from time to time by any Grantor or the Issuer and (c) the Intercompany Note (other than obligations of payors evidenced thereby that constitute Excluded Assets).

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Registrar of Companies” means the registrar of companies in the United Kingdom as such term is defined in the Companies Act 2006.

“Responsible Officer” means, with respect to any Person, the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, the chief operating officer, any vice president, the treasurer, any assistant treasurer, any managing director, any executive vice president, any senior vice president, the secretary or any assistant secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as a “Responsible Officer” for the purposes of the Indenture by the board of directors of such Person. With respect to any document delivered by a Grantor on the Issue Date, Responsible Officer includes any secretary or assistant secretary of such Grantor. Any document delivered hereunder that is signed by a

Responsible Officer of a Grantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Grantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Grantor. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Issuer.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means “Notes Obligations” as such term is defined in the Indenture.

“Secured Parties” means the “Noteholder Secured Parties” as such term is defined in the Indenture.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings on account of any Equity Interest constituting Collateral, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Subsidiary Party” means each Subsidiary (other than the Issuer) that is party to this Security Agreement as of the Issue Date and each Subsidiary that becomes a party to this Security Agreement as a Subsidiary Party after the Issue Date in accordance with Section 7.11.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Termination Conditions” means the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations not then due and payable).

“Termination Date” means the date on which the Termination Conditions have been satisfied.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names and trade dress, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“UK Grantor” means the Grantors identified on Schedule IA.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Notes Collateral Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a)    all Accounts;

(b)    all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)    all Intellectual Property and Intellectual Property Licenses;

(d)    all Documents;

(e)    all Equipment;

(f)    all Fixtures;

(g)    all General Intangibles;

(h)    all Goods;

(i)    all Instruments;

(j)    all Inventory;

(k)    all Investment Property;

(l)    all Pledged Collateral;

(m)    all Letter-of-Credit Rights and Supporting Obligations;

(n)    all Deposit Accounts (other than Excluded Accounts);

(o)    all Commercial Tort Claims as specified from time to time in Schedule 6 of the Perfection Certificate;

(p)    all cash or other property deposited with the Notes Collateral Agent or any other Person, for the benefit of the Notes Collateral Agent and for the benefit of the other Secured Parties, as collateral pursuant to the provisions of this Security Agreement or any of the Notes Documents, including amounts on deposit in any Cash Collateral Account;

(q)    all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(r)    any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include, or the security interest attach to any Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant (except, in the case of UK Grantors, with respect to Sections 3.6, 3,7, 3.10, and 3.11) to the Notes Collateral Agent, for the benefit of the Secured Parties, that:

Section 3.1    Title, Perfection and Priority.

(a)    Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e) and has full power and authority to grant to the Notes Collateral Agent the security interest in such Collateral pursuant hereto. This Security Agreement creates in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Indenture or the other Notes Documents and if the Credit Agreement is in effect, to the extent such consent, approval, registration, filing or other action is not required to be taken for the Secured Parties thereunder), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Notes Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Subject to the limitations set forth in clause (c) of this Section 3.1, the security interests granted pursuant to this Security Agreement will constitute valid perfected security interests in the Collateral in favor of the Notes Collateral Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming each Grantor as “debtor” and the Notes Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices as set forth in the Perfection Certificate; (B) in the case of Instruments, Tangible Chattel Paper and certificated Securities, the delivery thereof to the Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) and to the extent a security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code, the earlier of such date of delivery and the filing of the financing statements referred to in clause (A); (C) in the case of Collateral constituting United States federal registered or applied-for

Intellectual Property and Intellectual Property Licenses pursuant to which any Grantor is granted an exclusive license under one or more registered United States Copyrights that are identified in such Intellectual Property Licenses, the filing of the financing statements referred to in clause (A) and the completion of the filing and recording of fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable; and (D) in the case of Pledged Collateral and Stock Rights of a UK Grantor, upon the registration of this Security Agreement by the Registrar of Companies within the time period specified in the Companies Act 2006, and in each case of the security interests in the Collateral described in (A) through (D), are prior to all other Liens on the Collateral other than Liens permitted under Section 4.1(e) having priority over the Notes Collateral Agent’s Lien either by operation of law or otherwise.

(c)    Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the Uniform Commercial Code of any applicable jurisdiction, (ii) filing and recording fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 herein, delivery to the Notes Collateral Agent (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) to be held in its possession in the United States, (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6, and (v) in the case of Collateral of any UK Grantor, the delivery of a section 859D statement of particulars, a certified copy of this Security Agreement and the registration fee to the Registrar of Companies. No Grantor shall be required to (x) grant the Notes Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral (other than in respect of Pledged Collateral) or (y) take any actions under any laws outside of the United States (other than in the case of the UK Grantors, the laws of England and Wales) to grant, perfect or provide for the enforcement of any security interest (including with respect to any Intellectual Property that is located in, governed by, registered, issued or applied for in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any jurisdiction other than the United States, other than, with respect to the UK Grantors, the UK Security Agreement.    Notwithstanding anything herein (including this Section 3.1), no Grantor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Specified Jurisdiction Subsidiary, or as to the rights and remedies of the Notes Collateral Agent or any Secured Party with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Indenture or the other Notes Documents.

Section 3.2    Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization and its Federal Taxpayer Identification Number (or federal employer identification number, as applicable) in each case as of the Issue Date and to the extent applicable, are set forth in the Perfection Certificate (or in the case of the UK Grantors, as set forth in Part A of Schedule III).

Section 3.3    Principal Location. Each Grantor’s location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Issue Date, is disclosed in the Perfection Certificate (or in the case of the UK Grantors, as set forth in Part A of Schedule III).

Section 3.4    Intercompany Note. For purposes of the Intercompany Note, the Grantors confirm that the Indenture is a Future Senior Debt Facility (as defined in the Intercompany Note), the Secured Obligations constitute Senior Indebtedness (as defined in the Intercompany Note) and the Intercompany Note is required to be pledged pursuant to this Security Agreement.

Section 3.5    Exact Names. As of the Issue Date, the name of each Grantor set forth in Schedule 1 of the Perfection Certificate (or in the case of the UK Grantors, as set forth in Part A of Schedule III) is the exact name of such Grantor as it appears in such Grantor’s certificate of organization or like document, as amended, as filed with such Grantor’s jurisdiction of organization. No Grantor has, during the five years immediately preceding the Issue Date, been known by or used any other corporate, trade or fictitious name, or been a party to any merger or consolidation, except as disclosed in the Perfection Certificate (or in the case of the UK Grantors, as set forth in Part B of Schedule III).

Section 3.6    Chattel Paper. Schedule II hereto lists all Tangible Chattel Paper with a stated amount in excess of $35,000,000 of each Grantor as of the Issue Date.

Section 3.7    Intellectual Property. As of the Issue Date, Schedule 4 of the Perfection Certificate sets forth a true and accurate list of all Collateral consisting of United States Patents, federal United States Trademarks and United States Copyrights, in each case, that are owned by any Grantor (other than a UK Grantor) and are registered, issued or applied-for in the USPTO or United States Copyright Office.

Section 3.8    No Financing Statements or Security Agreements. As of the Issue Date, no Grantor has filed or consented to the filing of any financing statement or security agreement (or additionally, in the case of UK Grantors, filings with the Registrar of Companies), naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements (or additionally, in the case of UK Grantors, other filings) naming the Notes Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.9    Pledged Collateral.

(a)    Schedule II hereto sets forth a complete and accurate list, as of the Issue Date, of all of the Pledged Collateral (other than the Intercompany Note) and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Issue Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule II as being owned by it, free and clear of any Liens, except for the security interest granted to the Notes Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 4.12 of the Indenture. Each Grantor further represents and warrants that, as of the Issue Date, (i) all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable, (ii) with respect to any certificates delivered to the Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Notes Collateral Agent and has taken steps to perfect the Notes Collateral Agent’s security interest therein as a General Intangible and (iii) to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer, subject to applicable Debtor Relief Laws and general principles of equity, and such issuer is not in default thereunder.

(b)    As of the Issue Date, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject and (ii) except for restrictions and limitations imposed or permitted by the Notes Documents or securities laws generally, none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Notes Collateral Agent of rights and remedies hereunder.

(c)    On the date of this Agreement, each English-Share Holder represents and warrants that it has complied in all material respects with its obligations under Part 21A of the Companies Act 2006 in relation to any English Shares it directly holds.

Section 3.10    Commercial Tort Claims. As of the Issue Date, no Grantor holds any Commercial Tort Claims having a value in excess of $35,000,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule 6 of the Perfection Certificate.

Section 3.11    Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Issue Date.

ARTICLE IV

COVENANTS

From the Issue Date, and thereafter until the Termination Date, each Grantor agrees that:

Section 4.1    General.

(a)    Collateral Records. Each Grantor will maintain complete and accurate books and records.

(b)    Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes the Notes Collateral Agent to file, and shall deliver to the Notes Collateral Agent, all financing statements (including fixture filings, amendments and continuations) and other documents and take such other actions as are necessary under applicable law or that the Notes Collateral Agent may request in order for the Notes Collateral Agent to maintain a perfected security interest in and, if applicable, Control of, the Collateral to the extent required by Section 4.1(c); provided, however, that the right of the Notes Collateral Agent to file financing statements hereunder shall not be construed as a duty to do so and the Notes Collateral Agent shall not have any responsibility for the preparing, recording, filing, rerecording, or refiling of any financing statements (amendments or continuations) or other instruments in any public office. Any financing statement filed by the Notes Collateral Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates. Without limitation of the foregoing, the UK Grantors agree to the filing of a section 859D statement of particulars, together with a certified copy of this Security Agreement and the registration fee with the Registrar of Companies. Each Grantor also agrees to furnish any such information to the Notes Collateral Agent promptly upon reasonable request. Notwithstanding the grant of authority to the Notes Collateral Agent herein, each Grantor agrees to promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Notes Collateral Agent may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Notes Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.

(c)    Further Assurances. Each Grantor will:

(i)    take or cause to be taken such further actions in accordance with the Indenture;

(ii)    take all other actions under applicable Law to evidence and perfect the Notes Collateral Agent’s Lien on any Collateral (and in the case of a UK Grantor with respect to actions under this Security Agreement, solely in connection with such Grantor’s Liens on Pledged Collateral and Stock Rights), or otherwise to give effect to the intent of this Security Agreement; and

(iii)    defend the security interests created hereby and priority thereof (and in the case of a UK Grantor, solely with respect to Pledged Collateral and Stock Rights) against the claims and demands not expressly permitted by the Notes Documents of all Persons whomsoever.

(d)    Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions specifically permitted under Section 4.10 of the Indenture.

(e)    Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the Liens created by this Security Agreement, and (ii) Liens permitted by Section 4.12 of the Indenture.

(f)    Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g)    Change of Name, Etc. Each Grantor agrees to (a) promptly furnish to the Notes Collateral Agent (and in any event within sixty (60) days of such change or so long as the Credit Agreement is in effect, if later, the date such notice is required to be delivered to the Credit Agreement Collateral Agent under the Credit Agreement) written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such Grantor’s or organizational identification number assigned to it by its jurisdiction of incorporation or formation and (b) shall make all filings under the UCC or equivalent statutes, or otherwise that are required by applicable law in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(h)    Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Notes Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Notes Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(i)    Persons with Significant Control. Each English-Share Holder must (a) within the relevant timeframes, comply on time with any notice it receives under Section 790D or 790E of the Companies Act 2006 from any Notes Party incorporated in the United Kingdom whose shares are the subject of a security interest granted pursuant to this Security Agreement; and (b) promptly notify the Notes Collateral Agent (x) if it issues or intends to issue, or (y) receives, a warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 (each a “Companies Act Notice”), in each case of (a) and (b), in relation to any directly held English Shares. For the avoidance of doubt, each English-Share Holder must comply with its notification obligations in clause (a) above before the relevant English-Share Holder issues a Companies Act Notice, or in the case of receipt of a notice, after the relevant English-Share Holder receives such Companies Act Notice.

Section 4.2    Delivery of Pledged Collateral.

(a)    Each Grantor will (in each case, subject to the limitations set forth in the Indenture or other Notes Documents) on the Issue Date deliver to the Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank.

(b)    Each Grantor will (in each case, subject to the limitations set forth in the Indenture) deliver to the Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) within sixty (60) days after receipt thereof by such Grantor (or so long as the Credit Agreement is in effect, if later, the date such notice is required to be delivered to the Credit Agreement Collateral Agent under the Credit Agreement), all certificates or instruments, if any, representing or evidencing Pledged Collateral acquired after the date hereof (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank.

Section 4.3    Uncertificated Pledged Collateral. Unless otherwise consented to by the Credit Agreement Collateral Agent under the Credit Agreement security documents (so long as the Credit Agreement is in effect), Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend: ‘This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.’ No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC.

Section 4.4    Pledged Collateral.

(a)    Registration in Nominee Name; Denominations. The Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent (or the Applicable Collateral Agent in accordance with the Pari Passu Intercreditor Agreement). Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Notes Collateral Agent (or its non-fiduciary agent or designee) (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement), concurrently with the delivery to the Credit Agreement Collateral Agent, or otherwise upon reasonable request of the Notes Collateral Agent, copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Notes Collateral Agent (or its non-fiduciary agent or designee) (or Applicable Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) shall at all times have the right (but not the obligation) to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(b)    Exercise of Rights in Pledged Collateral.

(i)    Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not in conflict with this Security Agreement, the Indenture or any other Notes Document; provided, however, that no vote or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the rights of the Notes Collateral Agent in respect of the Pledged Collateral (except as expressly permitted under the terms and conditions of the Indenture). The Notes Collateral Agent will at the sole cost and expense of the Grantors execute and deliver (or cause to be executed and delivered to such Grantor) all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise such voting or other rights that it is entitled to exercise pursuant to this Section 4.4(b), in each case as specified in such request.

(ii)    Each Grantor will permit the Notes Collateral Agent (but the Notes Collateral Agent shall not be obligated to) (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, after prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided, that, unless otherwise directed by the Holders of a majority in aggregate principal amount of the then outstanding Notes in accordance with the Indenture, the Notes Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(iii)    Subject to the immediately succeeding sentence, each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable Law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall, subject to the terms of the Pari Passu Intercreditor Agreement, be forthwith delivered to the Notes Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment). Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default and notice to the Grantors from the Notes Collateral Agent of its intent to exercise remedies, all rights of each Grantor to receive dividends, interest, principal or other distributions which it would otherwise be authorized to receive and retain pursuant to preceding sentence shall immediately cease and all such rights shall, subject to the terms of the Pari Passu Intercreditor Agreement, thereupon become vested in the Notes Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral and such dividends, interest, principal or other distributions. All such dividends, interest, principal or other distributions which are received by any Grantor contrary to the provisions of this Section 4.4(b)(iii) shall be received for the benefit of the Notes Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Notes Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Notes Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Collateral in its possession if requested to be delivered to the issuer thereof for cancellation in connection with any exchange, redemption or sale of such Pledged Collateral permitted pursuant to the terms of the Indenture.

(iv)    Each Grantor shall, at its sole cost and expense, from time to time following the occurrence and during the continuance of an Event of Default execute and deliver to the Notes Collateral Agent appropriate instruments as may be reasonably necessary or as the Notes Collateral Agent may request in order to permit the Notes Collateral Agent to exercise the voting and other rights which it may be entitled to exercise and to receive all dividends, interest, principal or other distributions which it may be entitled to receive.

Section 4.5    Intellectual Property.

(a)    Upon the occurrence and during the continuance of an Event of Default, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Notes Collateral Agent of any Intellectual Property License held by such Grantor in order to enforce the security interests granted hereunder.

(b)    Except to the extent such actions are not required, pursuant to Section 4.5(c) below, each Grantor shall in its reasonable business judgment notify the Notes Collateral Agent promptly if it knows or reasonably expects that any application or registration of any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may become abandoned or dedicated to the public, or of any material adverse determination regarding such Grantor’s ownership of any such registered Patent, Trademark or Copyright, or to keep and maintain the same.

(c)    In the event that any Grantor (other than a UK Grantor), either directly or through any agent or designee, files an application for the registration or issuance of (or otherwise becomes the owner of) any new material United States Patent, federal United States Trademark or United States Copyright with the USPTO or the Copyright Office, as applicable, to the extent that any of the foregoing constitute Collateral, such Grantor will, concurrently with any delivery of financial statements pursuant to Section 4.03 of the Indenture, provide the Notes Collateral Agent written notice thereof, and such Grantor shall promptly execute, file and deliver to the Notes Collateral Agent the appropriate supplemental Intellectual Property Security Agreements to evidence the Notes Collateral Agent’s security interest in such material Patent, Trademark (other than any “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use”) whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act or Copyright of such Grantor relating thereto or represented thereby, or subject to the Indenture, such other registered or applied for Intellectual Property constituting Collateral as is required under applicable law to protect, preserve, perfect or enforce the security interest of the Notes Collateral Agent and shall file such supplement with the USPTO or the US Copyright Office, as applicable.

(d)    Except to the extent permitted by Section 4.5(e) below, each Grantor shall maintain each of the registered or issued United States Patents, United States federal Trademarks and United States Copyrights (now or hereafter existing) included in the Collateral, except in cases where (i) the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire, forfeit or dedicate to the public any such Patents, Trademarks or Copyrights.

(e)    Nothing in this Security Agreement shall prevent any Grantor from, discontinuing the use or maintenance of, abandoning, failing to pursue, selling, transferring allowing to lapse, expire or terminate putting into the public domain or otherwise disposing of, any of its Collateral constituting Intellectual Property to the extent permitted by the Indenture if such Grantor determines in its reasonable business judgment that such disposition, discontinuance, abandonment or other action (or non-action) is desirable in the conduct of its business or otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6    Commercial Tort Claims. Each Grantor (other than a UK Grantor) shall promptly notify the Notes Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and such Grantor shall update Schedule 6 of the Perfection Certificate, thereby granting to the Notes Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $35,000,000 held by each Grantor (other than a UK Grantor) or to the extent such Grantor shall have previously notified the Notes Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1    Remedies. Upon the occurrence and during the continuance of an Event of Default and after written notice by the Notes Collateral Agent of its intent to do so (and subject to the Pari Passu Intercreditor Agreement):

(a)    the Notes Collateral Agent may (but shall not be obligated to) exercise any or all of the following rights and remedies:

(i)    those rights and remedies provided in this Security Agreement, the Indenture or any other Notes Document provided that this Section 5.1(a) shall not be understood to limit any rights available to the Notes Collateral Agent and the Secured Parties under the Notes Documents prior to an Event of Default;

(ii)    those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Law (including, without limitation, any Law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii)    give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(iv)    enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process and without breaching the peace) to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Notes Collateral Agent may deem commercially reasonable; provided that the Notes Collateral Agent will provide the applicable Grantor with notice thereof prior to or promptly upon such occupancy; and

(v)    transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Notes Collateral Agent was the outright owner thereof.

(b)    Each Grantor acknowledges and agrees that the compliance by the Notes Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal Law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)    The Notes Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by Law, upon any private sale or sales, to purchase for the benefit of the Notes Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d)    Until the Notes Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Notes Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Notes Collateral Agent. The Notes Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Notes Collateral Agent’s remedies (for the benefit of the Notes Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e)    Notwithstanding the foregoing, neither the Notes Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)    Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities Laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

Section 5.2    Grantors’ Obligations Upon Default. Upon the written request of the Notes Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a)    assemble and make available to the Notes Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Notes Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b)    permit the Notes Collateral Agent, by the Notes Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3    Grant of Intellectual Property License. For the purpose of enabling the Notes Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Secured Parties, subject to pre-existing rights and licenses, a nonexclusive, exercisable without payment of royalty or other compensation to such Grantor, irrevocable (until termination of this Security Agreement) license to use or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor and included in the Collateral, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that any such licenses and sublicenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that any such licenses and sublicenses granted hereunder with regard to trade secrets shall be subject to the requirement that the secret status of trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; (iii) that the Notes Collateral Agent shall have no greater rights than those of any such Grantor under any such license or sublicense granted hereunder; and (iv) that to the extent the grant of such license or sublicense would violate the terms of any Intellectual Property License to which any Grantor is a party or otherwise bound, no such license or sublicense shall be deemed granted with respect to the Collateral consisting of Intellectual Property that would violate such agreement. The use of the license granted pursuant to this Section 5.3 by the Notes Collateral Agent may be exercised, at the option of the Notes Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1    Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default after prior written notice to the relevant Grantor of its intent to do so, the Notes Collateral Agent may (but shall not be obligated to) in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2    Authorization for Secured Party to Take Certain Action.

(a)    Each Grantor hereby (i) authorizes the Notes Collateral Agent, at any time and from time to time, (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary under applicable Law to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file amendments of a financing statement (which would not, without the Issuer’s prior written consent, add new collateral or add a debtor) in such offices as is necessary under applicable law, under the Indenture or this Security Agreement to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective solely upon the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 4.12 of the Indenture), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Notes Collateral Agent to the Secured Obligations as provided herein or in the Indenture or any other Notes Document, (3) to demand payment or enforce payment of the Receivables in the name of the Notes Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (10) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Notes Collateral Agent for any payment made or any reasonable documented expense incurred by the Notes Collateral Agent in connection with any of the foregoing, in accordance with the provisions in Sections 7.07 and 13.09 of the Indenture; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture.

(b)    All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Notes Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any Secured Party to exercise any such powers.

Section 6.3    PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE NOTES COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL IN ACCORDANCE WITH SECTION 4.4(b)(i), WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS,

POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON WRITTEN NOTICE BY THE NOTES COLLATERAL AGENT TO THE APPLICABLE GRANTOR AT ANY TIME AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4    NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE NOTES COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable Law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable Law, each Grantor waives all claims, damages, and demands against the Notes Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence or willful misconduct of the Notes Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Notes Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2    Limitation on Agent’s and Secured Party’s Duty with Respect to the Collateral. The Notes Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Notes Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Notes Collateral Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Notes Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Law imposes duties on the Notes Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Notes Collateral Agent (i) to fail to incur expenses deemed significant by the Notes Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Notes Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Notes Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Notes Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Notes Collateral Agent would be commercially reasonable in the Notes Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Notes Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Notes Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable Law in the absence of this Section 7.2.

Section 7.3    Compromises and Collection of Collateral. Each Grantor and the Notes Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Notes Collateral Agent may (but shall not be obligated to) at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, or accept in full payment of any Receivable such amount as the Notes Collateral Agent in its sole discretion shall determine, and any such action by the Notes Collateral Agent shall be commercially reasonable so long as the Notes Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Notes Collateral Agent for any amounts paid by the Notes Collateral Agent pursuant to this Section 7.4 in accordance with Sections 7.07 and 13.09 of the Indenture. Each Grantor’s obligation to reimburse the Notes Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Sections 7.07 and 13.09 of the Indenture.

Section 7.5    No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Notes Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Notes Collateral Agent in accordance with Article 9 of the Indenture (if any), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Notes Collateral Agent, Holdings, the Issuer and the other Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article 9 of the Indenture.

Section 7.6    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7    Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8    Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Notes Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). Except as provided in the Indenture, no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Secured Parties, hereunder.

Section 7.9    Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10    Expenses. Pursuant to Section 7.07 of the Indenture, each Grantor jointly and severally agrees to reimburse the Notes Collateral Agent for any and all fees and reasonable and documented expenses paid or incurred by the Notes Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11    Additional Grantors. Each Grantor shall cause each Restricted Subsidiary that is required to become a Note Party after the date of this Security Agreement in accordance with Section 4.15 or 4.17 of the Indenture to enter into this Security Agreement as a Subsidiary Party at the times required by the Indenture. Subject to the terms and provisions of the Indenture, Holdings may in its sole discretion cause any Parent Company or Restricted Subsidiary that is not required to join this Security Agreement to become a party to this Security Agreement. Upon execution and delivery by the Notes Collateral Agent and a Parent Company or a Restricted Subsidiary of an instrument in substantially the form of Exhibit B hereto with such modifications as may be needed to give effect to applicable foreign law, such Parent Company or Restricted Subsidiary shall be a Grantor (and a Subsidiary Party, in the case of any Restricted Subsidiary, and a UK Grantor, in the case of a UK Holding Company) hereunder with the same force and effect as if originally named as a Grantor hereunder. In the event a Person becomes an assignee of Holdings or the Issuer pursuant to Article 5 of the Indenture, such Person shall become party to this Agreement and shall execute an instrument substantially in the form of Exhibit B with such modifications as are required to give effect to such assignment, and such Person shall be a Grantor and shall succeed to, be substituted for, and assume all of the obligations of the Issuer or Holdings, respectively. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.12    Termination or Release.

(a)    This Security Agreement shall continue in effect until, and shall terminate on, the Termination Date.

(b)    A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Sections 10.06 and 13.03(a)(2) of the Indenture, including, with respect to any Subsidiary Party, as a result of any transaction permitted under the Indenture pursuant to which such Subsidiary Party ceases to be a Subsidiary of Holdings.

(c)    Upon any sale or other disposition by any Grantor of any Collateral that is permitted under Section 4.10 of the Indenture to any Person that is not a Grantor, the security interest in such Collateral shall be automatically released.

(d)    The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to Section 13.03(a)(3) of the Indenture.

(e)    The security interest in any Collateral shall be released in any circumstance and in the manner set forth in Section 13.03 of the Indenture.

(f)    In connection with any termination or release pursuant to Section 7.12(a), (b), (c), (d), or (e), the Notes Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request under the Indenture to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Notes Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.10, the Issuer shall reimburse (or cause to be reimbursed) the Notes Collateral Agent in accordance with Sections 7.07 and 13.09(z) of the Indenture for all fees and all reasonable and documented costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12.

Section 7.13    Entire Agreement. This Security Agreement, together with the other Notes Documents, embodies the entire agreement and understanding between each Grantor and the Notes Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Notes Collateral Agent relating to the Collateral.

Section 7.14    GOVERNING LAW, ETC.

(a)    GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    CONSENT TO JURISDICTION. EACH GRANTOR, THE NOTES COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE NOTES COLLATERAL AGENT AND SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING

PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)    VENUE. EACH GRANTOR, THE NOTES COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 7.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.15    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 7.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE ISSUER AND EACH GRANTOR HERETO THAT IS NOT A UNITED STATES PERSON HEREBY IRREVOCABLY DESIGNATE, APPOINT AND EMPOWER CUSHMAN & WAKEFIELD, INC. AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON THEIR BEHALF, AND IN RESPECT OF THEIR PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE ISSUER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, HOLDINGS AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE NOTES COLLATERAL AGENT UNDER THIS AGREEMENT.

Section 7.17    Compensation and Indemnity. The Issuer shall pay to the Notes Collateral Agent from time to time such compensation for its acceptance of this Security Agreement and services hereunder as the parties shall agree in writing from time to time. The Issuer shall reimburse the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Note Collateral Agent’s agents and counsel.

The Issuer and the Grantors, jointly and severally, shall indemnify the Notes Collateral Agent, its officers, directors, employees and agents for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of its role and the performance of its duties hereunder (including the costs and expenses of enforcing this Security Agreement against the Issuer or any of the Grantors (including this Section 7.17) or defending itself against any claim whether asserted by any Holder, the Issuer or any Grantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or negligence as determined by a final and non-appealable determination of a court of competent jurisdiction.

The obligations of the Issuer and the Grantors under this Section 7.17 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent.

To secure the payment obligations of the Issuer and the Grantors in this Section 7.17, the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Notes Collateral Agent. Such Lien shall survive the satisfaction and discharge of this Security Agreement or the earlier resignation or removal of the Notes Collateral Agent.

When the Notes Collateral Agent incurs expenses or renders services or exercises remedies after an Event of Default specified in Section 6.01(a)(6) or (7) of the Indenture, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.18    Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Security Agreement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.19    Mortgages. In the case of a conflict between this Security Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

Section 7.20    UK Security Agreement. In the case of the UK Grantors, in the event of a conflict between the terms of this Security Agreement and the terms of the UK Security Agreement, solely with respect to any Collateral that is located in England and Wales or governed by the laws of England and Wales, and subject to a valid and perfected security interest in favor of the Notes Collateral Agent pursuant to the UK Security Agreement, the terms of the UK Security Agreement shall control.

Section 7.21    Pari Passu Intercreditor Agreement. This Security Agreement is subject to the terms of the Pari Passu Intercreditor Agreement. In the event of any conflict between the terms of the Pari Passu Intercreditor Agreement and the terms of this Security Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern.

Section 7.22    Concerning the Notes Collateral Agent. Wilmington Trust, National Association is entering into this Security Agreement solely in its capacity as Notes Collateral Agent under the Indenture and not in its individual capacity. In acting hereunder, the Notes Collateral Agent shall be entitled to all of the rights, privileges and immunities set forth in the Indenture as if such rights, privileges and immunities were set forth herein.

ARTICLE VIII

NOTICES

Section 8.1    Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 12.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Issuer at the Issuer’s address set forth on Section 12.02 to the Indenture.

Section 8.2    Change in Address for Notices. Each of the Grantors and the Notes Collateral Agent may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

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IN WITNESS WHEREOF, each Grantor and the Notes Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

CUSHMAN & WAKEFIELD U.S. BORROWER, LLC as the Issuer

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

DTZ UK GUARANTOR LIMITED, as Holdings

By:	/s/ Brett Soloway
Name:	Brett Soloway
Title:	Director

CUSHMAN & WAKEFIELD OF ARIZONA, INC.
CASSIDY TURLEY NORTHERN CALIFORNIA, INC.
CASSIDY TURLEY, L.P.
COMMERCE CONSOLIDATED, LLC
COMMERCE CRG OF NEVADA, LLC
COMMERCE CRG PROVO, LLC
COMMERCE CRG UTAH, LLC
COMMERCE CRMG, L.C.
COMMERCE REAL ESTATE SOLUTIONS, LLC
COMMERCE RENO, LLC
CUSHMAN & WAKEFIELD CAPITAL SERVICES, LLC
CUSHMAN & WAKEFIELD FIDUCIARY, INC.
CUSHMAN & WAKEFIELD GLOBAL, INC.
CUSHMAN & WAKEFIELD INTERNATIONAL FINANCE SUBSIDIARY, LLC
CUSHMAN & WAKEFIELD INTERNATIONAL, LLC

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

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CUSHMAN & WAKEFIELD JAPAN HOLDCO 2, LLC
CUSHMAN & WAKEFIELD JAPAN HOLDCO, LLC
CUSHMAN & WAKEFIELD LUXEMBOURG HOLDINGS, LLC
CUSHMAN & WAKEFIELD OF ASIA, INC.
CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.
CUSHMAN & WAKEFIELD OF COLORADO, INC.
CUSHMAN & WAKEFIELD OF CONNECTICUT, INC.
CUSHMAN & WAKEFIELD OF DELAWARE, INC.
CUSHMAN & WAKEFIELD OF FLORIDA, LLC
CUSHMAN & WAKEFIELD OF GEORGIA, LLC
CUSHMAN & WAKEFIELD OF ILLINOIS, INC.
CUSHMAN & WAKEFIELD OF LONG ISLAND, INC.
CUSHMAN & WAKEFIELD OF MARYLAND, LLC
CUSHMAN & WAKEFIELD OF MASSACHUSETTS, INC.
CUSHMAN & WAKEFIELD OF MINNESOTA, INC.
CUSHMAN & WAKEFIELD OF NEVADA, INC.
CUSHMAN & WAKEFIELD OF NEW HAMPSHIRE, INC.
CUSHMAN & WAKEFIELD OF NEW JERSEY, LLC
CUSHMAN & WAKEFIELD OF NORTH AMERICA, INC.
CUSHMAN & WAKEFIELD OF NORTH CAROLINA, INC.
CUSHMAN & WAKEFIELD OF OHIO, INC.
CUSHMAN & WAKEFIELD OF OREGON, INC.
CUSHMAN & WAKEFIELD OF PENNSYLVANIA, LLC
CUSHMAN & WAKEFIELD OF SAN DIEGO, INC.
CUSHMAN & WAKEFIELD OF TEXAS, INC.
CUSHMAN & WAKEFIELD OF THE AMERICAS, INC.
CUSHMAN & WAKEFIELD OF VIRGINIA, LLC
CUSHMAN & WAKEFIELD OF WASHINGTON, D.C., INC.

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

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CUSHMAN & WAKEFIELD OF WASHINGTON, INC.
CUSHMAN & WAKEFIELD REAL ESTATE SERVICES LLC
CUSHMAN & WAKEFIELD REALTY OF BROOKLYN, LLC
CUSHMAN & WAKEFIELD REALTY OF MANHATTAN, LLC
CUSHMAN & WAKEFIELD REALTY OF NEW JERSEY, LLC
CUSHMAN & WAKEFIELD REALTY OF QUEENS, LLC
CUSHMAN & WAKEFIELD REALTY OF THE BRONX, LLC
CUSHMAN & WAKEFIELD SOLUTIONS, LLC
CUSHMAN & WAKEFIELD U.S., INC.
CUSHMAN & WAKEFIELD VENTURES, LLC
CUSHMAN & WAKEFIELD, INC.
DTZ AMERICAS, INC.
DTZ PARENT, LLC
DTZ US HOLDCO, INC.
DTZ US HOLDINGS, LLC
NM HOLDINGS LLC
PINNACLE REAL ESTATE PARTNERS, LLC
PINNACLE PROPERTY MANAGEMENT SERVICES, LLC

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

C&W FACILITY SERVICES INC.
C&W GOVERNMENT SERVICES INC.

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Senior Vice President and Chief Tax Officer

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CUSHMAN & WAKEFIELD GLOBAL SERVICES, INC.
CUSHMAN & WAKEFIELD REGIONAL, INC.
CUSHMAN & WAKEFIELD WESTERN, INC.

By:	/s/ Robert Skinner
Name:	Robert Skinner
Title:	Vice President and Secretary

C&W SECURE SERVICES INC.

By:	/s/ Roger Frischkorn
Name:	Roger Frischkorn
Title:	President, Vice President, Treasurer and Secretary

DTZ WORLDWIDE LIMITED

By:	/s/ Brett Soloway
Name:	Brett Soloway
Title:	Director

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NOTES COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Notes Collateral Agent

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Vice President

[Signature Page to Pledge and Security Agreement]